August 20, 2001

Washington Mutual, Inc.
1201 Third Avenue
Seattle, Washington 98101

Re:	Washington Mutual, Inc.—Registration Statement on Form S-3 with respect to Trust Preferred Income Equity Redeemable Securities Units

Ladies and Gentlemen:

    We have acted as counsel to Washington Mutual, Inc., a Washington corporation (the "Company"), in connection with the registration of 10,073,595 Trust Preferred Income Equity Redeemable Securities ("PIERS") units, each consisting of a preferred security issued by Washington Mutual Capital Trust 2001 (the "Trust") having a stated liquidation amount of $50 and a warrant to purchase shares of common stock of the Company, pursuant to the Form S-3 Registration Statement filed with the Securities and Exchange Commission (the "Registration Statement").

    For purposes of the opinion set forth below, we have reviewed and relied upon the Registration Statement and such other documents and information as we have considered necessary or desirable. In particular, we have relied upon a representation letter delivered by you as to certain factual matters and intentions relating to the tax treatment of the Trust and the debentures issued by the Company to the Trust. We have assumed without investigation or verification that all representations and warranties, covenants and statements contained in each of the foregoing documents are true, correct, and complete in all respects as of the date hereof; that no actions inconsistent with such representations and warranties, covenants and statements have occurred or will occur; and that all such representations and warranties and statements that are qualified as to the knowledge or intention of any persons or parties are true as if made without such qualification.

    Our opinion could be adversely affected by any inaccuracy in, or breach of, any of the aforementioned representations and warranties, covenants, statements and assumptions and by any change in applicable law after the date hereof. No ruling has been sought from the Internal Revenue Service by the Company as to the federal income tax consequences of any aspect of the PIERS. This opinion represents only our best judgment as to the probable federal income tax consequences described and is not binding on the Internal Revenue Service or the courts or any government body.

    Based upon and subject to the foregoing as well as to the qualifications and limitations set forth below, it is our opinion that the statements in the Registration Statement under the heading "Material United States Federal Income Tax Consequences," insofar as they constitute statements of United States federal income tax law or legal conclusions, accurately summarize the material United States income tax consequences to holders of the units, preferred securities or warrants.

    No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of holding the units, preferred securities or warrants under any foreign, state, or local tax law. Our opinion is based on current federal income tax law, and we do not undertake to advise you as to any changes in federal income tax law after the date hereof that may affect our opinion.

    We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our Firm in the Registration Statement under the caption "Material United States Federal Income Tax Consequences." In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                      Very truly yours,

                      /s/ HELLER EHRMAN WHITE & MCAULIFFE LLP